CUSIP No. 87184Q107	Page 1 5 of 15

AMIR NASHAT

By:	*
Amir Nashat

BRYCE YOUNGREN

By:	*
Bryce Youngren

*By:	/s/ Mary Blair
Name:	Mary Blair
Attorney-in-Fact

[This Schedule 13D was executed pursuant to a Power of Attorney. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.]